Rule 424 (b) (3)
Registration No. 333-62048

PRICING SUPPLEMENT NO. 2932 DATED October 31, 2001
TO PROSPECTUS SUPPLEMENTAL DATED June 14, 2001
AND BASE PROSPECTUS DATED June 13, 2001

Issuer:	National Rural Utilities CFC
Principal Amount:	$500,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	11/05/01
Maturity Date:	11/17/03
Interest Rate:	3.28% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $12,050,000,000 and, to date, including this offering, an aggregate of $11,169,920,000 Series C have been issued.